Exhibit 1

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                            STOCK PURCHASE AGREEMENT

                                 by and between

                          PTB ACQUISITION COMPANY, LLC

                                       and

                           PARAGON TRADE BRANDS, INC.

                            -------------------------

                                NOVEMBER 16, 1999

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                       TABLE OF CONTENTS

                                                          Page

1.    Sale and Purchase of Purchased Shares..................1
      1.1.   Sale and Purchase of Purchased Shares...........1
      1.2.   Payment of Purchase Price.......................2
      1.3.   Delivery of Shares..............................2

2.    Closing; Closing Date..................................2

3.    Representations and Warranties of the Seller...........2
      3.1.   Due Incorporation and Authority.................2
      3.2.   Subsidiaries and Other Affiliates...............2
      3.3.   Qualification...................................3
      3.4.   Outstanding Capital Stock.......................3
      3.5.   Options or Other Rights.........................3
      3.6.   Authority Relative to This Agreement............4
      3.7.   SEC Documents...................................4
      3.8.   Financial Statements............................4
      3.9.   No Material Adverse Change......................5
      3.10.  Taxes...........................................5
      3.11.  Compliance with Laws............................7
      3.12.  Permits.........................................8
      3.13.  No Breach.......................................8
      3.14.  Environmental Matters...........................9
      3.15.  Claims and Proceedings.........................10
      3.16.  Contracts......................................11
      3.17.  Tangible Property..............................11
      3.18.  Intellectual Property..........................12
      3.19.  Title to Properties............................13
      3.20.  Employee Benefit Plans.........................14
      3.21.  Employee Relations.............................15
      3.22.  Insurance......................................16
      3.23.  Company Products...............................16
      3.24.  Operations of the Company......................16
      3.25.  Projections....................................17
      3.26.  Inventories....................................17
      3.27.  Receivables....................................17

4.    Representations and Warranties of the Buyer...........18
      4.1.   Due Organization and Authority.................18
      4.2.   Authority to Execute and Perform Agreement.....18
      4.3.   Purchase for Investment........................18
      4.4.   Plan Acknowledgment............................18
      4.5.   Financing......................................19

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5.    Covenants and Agreements..............................19
      5.1.   Conduct of Business............................19
      5.2.   Corporate Examinations and Investigations......19
      5.3.   Publicity......................................20
      5.4.   Expenses.......................................20
      5.5.   Brokerage......................................20
      5.6.   Required Consents..............................21
      5.7.   Permit Transfers...............................21
      5.8.   Further Assurances.............................21
      5.9.   Bankruptcy Covenants...........................21
      5.10.  Calculation of Cash Deficit and Cash Excess;
             Net Working Capital............................22

6.    Conditions Precedent to the Obligation of the Buyer
      to Close..............................................23
      6.1.   Representations and Covenants..................23
      6.2.   Consents and Approvals.........................23
      6.3.   Opinion of Counsel to the Seller...............23
      6.4.   HSR Act Filing; Canada Acts....................23
      6.5.   No Claims......................................23
      6.6.   Confirmation Order.............................24
      6.7.   Plan Confirmation..............................24
      6.8.   Management.....................................24
      6.9.   No Material Adverse Change.....................24
      6.10.  Overbid Order..................................24
      6.11.  Ordinary Course................................24
      6.12.  Exit Financing.................................25
      6.13.  Settlement Orders..............................25
      6.14.  Settlements....................................25
      6.15.  Exclusive Period...............................25
      6.16.  PTB Canada.....................................25
      6.17.  Other Documents................................25

7.    Conditions Precedent to the Obligation of the Seller
      to Close..............................................26
      7.1.   Representations and Covenants..................26
      7.2.   Certain Consents and Approvals.................26
      7.3.   HSR Act Filing; Canadian Acts..................26
      7.4.   Confirmation Order.............................26
      7.5.   New Securities Issued..........................26

8.    Designation of Executory Contracts; Employment
      Agreements; Confirmation of Overbid Order and
      Auction...............................................26

9.    Monetization..........................................27

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10.   Survival of Representations and Warranties of the
      Seller................................................27

11.   Termination of Agreement..............................28
      11.1.  Termination....................................28
      11.2.  Survival After Termination; Expense Reimbursement
             and Termination Fee............................29

12.   Mabesa; Dilution......................................30

13.   Miscellaneous.........................................31
      13.1.  Certain Definitions............................31
      13.2.  Consent to Jurisdiction and Service of Process.41
      13.3.  Notices........................................41
      13.4.  Entire Agreement...............................42
      13.5.  Waivers and Amendments; Non-Contractual Remedies;
             Preservation of Remedies.......................42
      13.6.  Governing Law..................................43
      13.7.  Binding Effect; Assignment.....................43
      13.8.  Usage..........................................43
      13.9.  Counterparts...................................43
      13.10. Exhibits and Schedules; Cross References.......43
      13.11. Headings.......................................44
      13.12. Interpretation.................................44
      13.13. Severability of Provisions.....................44
      13.14. Assignment by Buyer............................44
      13.15. Seller's Knowledge.............................45

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EXHIBITS

A:    Form of Opinion of Counsel to the Seller
B:    Financing Commitment Letter
C:    Plan
D.    Form of Closing Balance Sheet
E.    Form of Cash Deficit/Cash Excess Calculation


Appendix 1:Summary of Principal Terms of Notes
Appendix 2:Summary of Management Incentive Plan
Appendix 3:Summary of Principal Terms of Warrants
Appendix 4:Summary of Principal Terms of Rights

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                            STOCK PURCHASE AGREEMENT


           AGREEMENT, dated November 16, 1999, by and among PTB ACQUISITION COMPANY, LLC, a Delaware limited liability company (the "Buyer"), and as of the date of the execution of this Agreement, Paragon Trade Brands, Inc. (the "Seller"), a Delaware corporation, as debtor and debtor in possession under Chapter 11 of the Bankruptcy Code.

           WHEREAS, the Seller is the debtor and debtor in possession in Chapter 11 case number 98-60390 (the "Case") pending before the United States Bankruptcy Court for the Northern District of Georgia, Atlanta Division (the "Bankruptcy Court"); and

           WHEREAS, subject to the terms and conditions set forth herein, and pursuant to the Plan, Buyer desires to purchase from the Seller, and the Seller desires to sell to Buyer, 11,712,635 shares of capital stock (the "New Common Stock") of the Seller, as reorganized under the Plan on the Effective Date thereof (the Seller as so reorganized, "Reorganized Paragon"), representing 98.5% of the shares of the 11,891,000 shares of New Common Stock to be issued and outstanding immediately following the Closing, subject to reduction of the number of shares of New Common Stock to be purchased by and sold to Buyer as a result of the Rights Offering and the TEEP Plan.

           Certain terms used in this Agreement are defined in Section 13.1.

           Accordingly, the parties agree as follows:

           1.   Sale and Purchase of Purchased Shares.

                1.1. Sale and Purchase of Purchased Shares. At the closing provided for in Article 2 (the "Closing"), upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of the Seller contained herein, Reorganized Paragon shall issue and sell to Buyer and/or its designees and assignees, and Buyer and/or its designees and assignees shall purchase or acquire from Reorganized Paragon, an aggregate of 11,712,635 shares of New Common Stock, at a purchase price equal to $10.00 per share; provided, however, that the number of shares to be issued and sold to, and purchased by Buyer and/or its designees and assignees shall be reduced by the number of shares (x) issued and sold by Reorganized Paragon pursuant to the Rights Offering and (y) issued and distributed under the TEEP Plan pursuant to the Plan. As used herein, the "Purchased Shares" means that number of shares of New Common Stock actually issued and sold to Buyer and/or its designees and assignees pursuant hereto.

                1.2. Payment of Purchase Price. At the Closing, Buyer shall pay or cause to be paid by wire transfer of immediately available funds to an account designated in writing by the Seller at least two Business Days prior to the Closing
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Date an amount (the "Purchase Price") equal to the product of $10.00 and the number of Purchased Shares.

                1.3. Delivery of Shares. At the Closing, Seller shall deliver to Buyer or its designee stock certificates representing the number of shares to be purchased by Buyer and/or its designees, calculated in accordance with Section 1.1.

           2. Closing; Closing Date. The Closing of the sale and purchase of the Purchased Shares contemplated hereby shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York (or such other place as the Buyer and Seller may agree), on the Effective Date, provided that all of the conditions to the Closing set forth in Articles 6 and 7 have been satisfied or waived by the party entitled to waive the same. The time and date upon which the Closing occurs is herein called the "Closing Date."

           3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to Buyer as follows:

                3.1. Due Incorporation and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and lawful authority and government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such authority or approvals could not, (i) individually or in the aggregate, have a material adverse effect on the properties, businesses, prospects, results of operations or financial condition of Reorganized Paragon and the Subsidiaries (as defined below), considered as a whole, or (ii) prevent or materially interfere with the Seller's or Reorganized Paragon's ability to consummate the transactions contemplated hereby (the "Contemplated Transactions") (any event, effect or result described in clause (i) or (ii) above being a "Material Adverse Effect on the Seller").

                3.2. Subsidiaries and Other Affiliates. Section 3.2(i) of Seller's Disclosure Memorandum sets forth the name and jurisdiction of organization of each corporation or other entity (collectively, "Subsidiaries") in which the Seller directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, as the case may be. Section 3.2(ii) of Seller's Disclosure Memorandum identifies each entity (each, an "Investment Entity") in which the Seller or one of its Subsidiaries owns a direct or indirect equity interest which is not a Subsidiary, and with respect to each such entity identifies the type of entity, the jurisdiction in which such entity is organized, the nature of such entity's business, and the owners of the remaining equity of such entity (to the extent known to the Seller). Each of the Subsidiaries is, and to the knowledge of the Seller, each of the Investment Entities is, an entity duly

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organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and lawful authority and government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such authority or approvals could not have a Material Adverse Effect on the Seller.

                3.3. Qualification. The Seller and each of its Subsidiaries is, and to the knowledge of the Seller, each of the Investment Entities is, duly qualified or otherwise authorized as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification or authorization is required by Law, except where the failure so to qualify or be authorized could not have a Material Adverse Effect on the Seller.

                3.4. Outstanding Capital Stock. The authorized and issued shares of capital stock or other ownership interests of each Subsidiary are set forth in Section 3.4 of Seller's Disclosure Memorandum. Except as set forth in Section
3.4 of Seller's Disclosure Memorandum, as of the Effective Date all issued and outstanding capital stock or other ownership interests of each Subsidiary, and Reorganized Paragon's or any of its Subsidiaries' equity interest in any Investment Entity, will be owned by Reorganized Paragon or a Subsidiary free and clear of any Lien other than Permitted Liens. At the Closing, all of the outstanding shares of capital stock of Reorganized Paragon and the Subsidiaries will be (in the case of Reorganized Paragon as of the Effective Date and after giving effect to the Plan), and Reorganized Paragon's or any of its Subsidiaries' equity interest in any Investment Entity will be, duly authorized and validly issued, fully paid and nonassessable (subject, in the case of the Mabesa Investment Entity, to Seller's obligation to make annual earn-out payments pursuant to the Irrevocable Call Option Agreement, dated January 26, 1996, among International Disposable Products Investments Ltd., PTB International, Inc. and the Seller). Except as set forth in Section 3.4 of Seller's Disclosure Memorandum, at the Closing, no other class of capital stock or other ownership interests of the Subsidiaries will be authorized or outstanding. Upon delivery of and payment for the Purchased Shares at the Closing as herein provided, Reorganized Paragon will convey to the Buyer and/or its designees and assignees good and valid title thereto, free and clear of any Lien.

                3.5. Options or Other Rights. Except for the Warrants to be issued under the Plan and as otherwise set forth in Section 3.5 of Seller's Disclosure Memorandum, as of the Effective Date, there will be no outstanding right, sub scription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Reorganized Paragon or any Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Reorganized Paragon or any Subsidiary or, to the knowledge of the Seller, any Investment Entity, and there will be no outstanding

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security of any kind of Reorganized Paragon or any Subsidiaries convertible into any such capital stock.

                3.6. Authority Relative to This Agreement. Except for any required approvals of the Bankruptcy Court, the Seller has all necessary corporate power and authority to execute and deliver this Agreement and, assuming the satisfaction of the conditions set forth in Section 7, to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery hereof by the Buyer and upon receipt of any required approval of the Bankruptcy Court) will constitute the legal, valid and binding obligation of the Seller (including Reorganized Paragon) enforceable against the Seller (including Reorganized Paragon) in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                3.7. SEC Documents. Since December 27, 1998, Seller has filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder (the "SEC Documents;" the SEC Documents filed since December 27, 1998 and prior to the date of this Agreement are referred to as the "Identified SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained, and, when considered as an entirety currently contain, any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                3.8. Financial Statements. The consolidated balance sheets of the Seller and the Subsidiaries as of December 27, 1998 and the related consolidated statements of income, shareholders' equity and changes in financial position for the year then ended, including the notes thereto, certified by Arthur Anderson LLP, independent certified public accountants, which have been delivered to Buyer, set forth the consolidated financial position of the Seller and the Subsidiaries as at such date and the consolidated results of operations of the Seller and the Subsidiaries for

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such period, in each case in accordance with generally accepted accounting principles consistently applied. (The foregoing consolidated financial statements of the Seller and the Subsidiaries as of December 27, 1998 and for the year then ended are sometimes herein called the "Audited Financials.") The unaudited consolidated balance sheet of the Seller and the Subsidiaries as of September 26, 1999, and the related consolidated statement of income, including the notes thereto, which have been delivered to Buyer, set forth the consolidated financial position of the Seller and the Subsidiaries as at such date and the results of operations of the Seller and the Subsidiaries for the thirty-nine weeks then ended, in each case in conformity with generally accepted accounting principles applied on a basis consistent with that of the Audited Financials (subject to the normal year-end adjustments). The foregoing unaudited consolidated financial statements of the Seller and the Subsidiaries as of September 26, 1999 and for the thirty-nine weeks then ended are sometimes herein called the "Interim Financials," the consolidated balance sheet included in the Interim Financials is sometimes herein called the "Balance Sheet" and September 26, 1999 is sometimes herein called the "Balance Sheet Date". To the knowledge of the Seller, except as fully reflected in the Interim Financial Statements, the Seller and the Subsidiaries do not have any direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of any kind ("Liabilities") except for (a) liabilities that will be fully discharged in the Case at the Effective Date, (b) liabilities arising after the Petition Date reflected on the Balance Sheet or described in Seller's Disclosure Memorandum or in the notes to the Audited Financials or Interim Financials, and (c) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business of the Seller and the Subsidiaries and that are similar in nature and amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period.

                3.9. No Material Adverse Change. Except as set forth in Section
3.9 of Seller's Disclosure Memorandum, since September 26, 1999 there has been no change, event or occurrence which has had a Material Adverse Effect on the Seller, and to the knowledge of the Seller no such change, event or occurrence is threatened, nor has there been any damage, destruction or loss which could have or has had a Material Adverse Effect on the Seller, whether or not covered by insurance.

                3.10. Taxes.

                     (a) Except as set forth in Section 3.10(a) of Seller's Disclosure Memorandum, the Seller and each Subsidiary have timely filed (after giving effect to any extensions of the time to file which were obtained) prior to the date of this Agreement, and will file prior to the Closing Date, all material returns required to be filed prior to the date of this Agreement or the Closing Date, as the case may be, with respect to all federal, state, local, foreign and other taxes, together

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with interest and penalties thereon ("Taxes") for periods ending on or after
February 3, 1993, and such returns are true, correct and complete; and the Seller and each Subsidiary has paid or will pay (or the Seller has paid or will pay on its behalf), or has or will set up (or the Seller will set up on its behalf) an adequate reserve for the payment of, all material Taxes required to be paid by the Seller or any of the Subsidiaries on or before the Closing Date.

                     (b) Except as set forth in Section 3.10(b) of Seller's Disclosure Memorandum, none of the Seller or any Subsidiary has filed or entered into any election, consent or extension agreement that extends any applicable statute of limitations, which statute of limitations has not expired.

                     (c) Except as set forth in Section 3.10(c) of Seller's Disclosure Memorandum, and except as could not reasonably be expected to have a Material Adverse Effect on the Seller, (i) none of the Seller, any Subsidiary or, to the Seller's knowledge, any group of which the Seller or any Subsidiary is a member, is a party to any action or proceeding pending or, to the Seller's knowledge, threatened by any Governmental Authority for assessment or collection of Taxes, and (ii) no audit or investigation of the Seller or any Subsidiary by any Governmental Authority is pending or, to the Seller's knowledge threatened.

                     (d)  None of the Seller nor any of the Subsidiaries
(i) is a party to, is bound by, or is under any obligation under any Tax sharing or similar agreement that includes any other person, or (ii) will be required to pay any Taxes attributable to any corporation (other than the Seller or any of the Subsidiaries) that is a member of any group of affiliated corporations that file consolidated returns for Federal income tax purposes of which the Seller or any of the Subsidiaries was a member before the Closing Date by reason of Treas. Reg. ss. 1.1502-6 or any comparable provision of state, local or foreign Law that provides for joint or several liability, in whole or in part, in each case except to the extent that the Seller is indemnified for such Taxes by any person other than the Subsidiaries.

                     (e) Except as could not reasonably be expected to have a Material Adverse Effect on the Seller, none of the Seller or any of the Subsidiaries has entered into or is bound by any closing agreement that could affect their Taxes for periods ending after the Closing Date.

                     (f) Except as previously disclosed in Tax returns made available to Buyer or as set forth in Section 3.10(f) of Seller's Disclosure Memorandum, none of the Seller or any of the Subsidiaries has agreed to or, to the knowledge of Seller, is required to make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

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                     (g)  To the knowledge of Seller, except as set forth in
Section 3.10(g) of Seller's Disclosure Memorandum, and except as could not reasonably be expected to have a Material Adverse Effect on the Seller, no gain or loss from deferred intercompany transactions or excess loss accounts of the Seller or any of the Subsidiaries will be triggered by the transactions contemplated by this Agreement.

                     (h) The Seller and the Subsidiaries have not at any time consented under Section 341(f)(1) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any sale of its capital stock.

                     (i) Except as set forth in Section 3.10(i) of Seller's Disclosure Memorandum and except as could not reasonably be expected to have a Material Adverse Effect on the Seller, none of the Seller or any of the Subsidiaries has been or is in violation of any applicable law relating to the payment or withholding of Taxes, and each of them has duly and timely withheld and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over.

                     (j) The Seller has made available to Buyer true and complete copies of all Tax returns of the Seller and the Subsidiaries, together with all related examination reports and statements of deficiency, and true and complete copies of the portion of all other Tax returns relating to the activities of Seller and the Subsidiaries, together with all related examination reports and statements of deficiency.

                3.11. Compliance with Laws. Except as set forth in Section 3.11 of Seller's Disclosure Memorandum, to the knowledge of Seller, neither the Seller nor any of the Subsidiaries nor any of the Investment Entities is in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, regulation or other requirement (collectively, "Laws") (including Orders or Laws that affect the use, occupancy and operation of any real property assets of the Seller or any of the Subsidiaries), of any government or political subdivision thereof, whether Federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any insurance company or fire rating and any other similar board or organization or other non-governmental regulating body (to the extent that the rules, regulations or orders of such body have the force of law) or any court or arbitrator (collectively, "Governmental Bodies") (but not including, however, Safety and Environmental Laws, which are addressed in Section 3.14, Tax Laws, which are addressed in Section 3.10, and Laws relating to Benefit Plans, which are addressed in Section 3.20), and to the knowledge of Seller, none of the Seller or any of the Subsidiaries or any of the Investment Entities has received notice that any such viola tion is being or may be alleged.

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                3.12. Permits. The Seller and the Subsidiaries have all
licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, franchises, orders or approvals of, and have made all required registrations with, any Governmental Body that are required for the conduct of the business of, or the intended use of any properties of, the Seller or any of the Subsid iaries (collectively, "Permits"), not including, however, Permits relating to compliance with Safety and Environmental Laws, which are addressed in Section 3.14, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Seller, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, could not have a Material Adverse Effect on the Seller (Permits other than those excluded by the foregoing exception being the "Material Permits"). Except as set forth in Section 3.12 of the Seller's Disclosure Memorandum, to the knowledge of Seller, no action by the Seller, Reorganized Paragon, any Subsidiary, or the Buyer is required in order that all Material Permits will remain in full force and effect following the consummation of the Contemplated Transactions.

                3.13. No Breach.

                     (a) The execution and delivery of this Agreement by the Seller does not, and, assuming approval of this Agreement and confirmation of the Plan by the Bankruptcy Court, the consummation of the Plan, and the performance of this Agreement by Seller (including Reorganized Paragon) will not:

                     (i) conflict with or violate any provision of any Certificate of Incorporation or by-laws of the Seller or Reorganized Paragon (to the extent that such document is then governing such entity) or any equivalent organizational documents of any Subsidiary;

                     (ii) conflict with or violate any Law applicable to the Seller or Reorganized Paragon or any Subsidiary or by which any property or asset of the Seller, Reorganized Paragon or any Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, could not have a Material Adverse Effect on the Seller; or

                     (iii) assuming that all Required Consents (as defined in Section 3.13(b)) have been obtained or deemed by operation of the Plan or the Confirmation Order to have been given, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than a Permitted Lien, on any property or asset of the Seller, Reorganized Paragon or any Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise

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      or other instrument or obligation (collectively, "Contracts") to which the
      Seller or any Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, could not have a Material Adverse Effect on the Seller.

                     (b)  Section 3.13(b) of Seller's Disclosure
Memorandum identifies each Contract to which the Seller or any Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected in respect of which a Required Consent must be obtained. For purposes hereof, a "Required Consent" means any consent under a Contract required so that the execution, delivery and/or performance by the Seller of this Agreement, the consummation of the Contemplated Transactions, and the assumption and/or continued enforcement thereof by Reorganized Paragon will not result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, such Contract, or result in the creation of a Lien, other than a Permitted Lien, on any property or asset of the Seller, Reorganized Paragon or any Subsidiary except where the failure to obtain any such consent or consents could not, individually or in the aggregate, have a Material Adverse Effect on the Seller. For purposes hereof, the Seller shall be deemed to have obtained a Required Consent if, and to the extent that, pursuant to the Plan and the Confirmation Order the Seller is authorized to assume the Contract pursuant to section 365 of the Bankruptcy Code.

                3.14. Environmental Matters.

                     (a)  Except as disclosed in the Identified SEC
Documents, the Seller and the Subsidiaries are and have been in compliance with all applicable Safety and Environmental Laws, which compliance includes the possession of permits and governmental authorizations required under applicable Safety and Environmental Laws ("Environmental Permits") and compliance with the terms and conditions thereof, except where such non-compliance would not result in a Material Adverse Effect on Seller (Environmental Permits other than those excluded by the foregoing exception being the "Material Environmental Permits").

                     (b)  Except as disclosed in the Identified SEC
Documents or as will be discharged on the Effective Date, there are no Claims brought pursuant to any Safety or Environmental Law pending or, to the knowledge of Seller, threatened against Seller or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect on Seller.

                     (c)  Except as disclosed in the Identified SEC
Documents, the real properties presently or to the knowledge of Seller formerly owned, leased or operated by the Seller or the Subsidiaries (including groundwater under such real properties) (the "Real Properties") do not contain any Hazardous Substance other than as permitted under applicable Safety and Environmental Law; provided, however, that with respect to Real Properties formerly owned, leased or operated by the Seller or the Subsidiaries, such representation is limited to the period prior to the disposition of such Real Properties by the Seller or the Subsidiaries.

                     (d)  Except as disclosed in the Identified SEC
Documents, to the knowledge of Seller, no Hazardous Substance has been disposed of or transported from any of the Real Properties during the time any such Real Property was owned, leased or operated by the Seller or any of the Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Seller.

                     (e)  Except as disclosed in the Identified SEC
Documents, to the knowledge of Seller, the Seller and the Subsidiaries have not become obligated, whether by operation of law or through contractual agreement, to indemnify any other person or otherwise to assume liability for any Claim brought pursuant to any Safety and Environmental Law which could reasonably be expected to have a Material Adverse Effect on the Seller.

                3.15. Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving the Seller or any of the Subsidiaries which could have a Material Adverse Effect on the Seller or interfere with consummation of the Contemplated Transactions. To the knowledge of the Seller, except as to claims arising prior to the Petition Date that are within the jurisdiction of the Bankruptcy Court and are to be resolved in the Case or by force of the discharge granted to the Seller in connection with the Case, as of the date of this Agreement, there are no actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, threatened against or involving the Seller or any of the Subsidiaries or any of their properties, owned or leased, which, individually or in the aggregate, could have a Material Adverse Effect on the Seller. There are no claims pending or, to Seller's knowledge, threatened against the Seller or any Subsidiary or Wal*Mart which, if successful, would materially interfere with the Seller's or any Subsidiary's use of the White Cloud trademark in connection with Seller's performance of the White Cloud Arrangement with Wal*Mart. To the knowledge of Seller, there are no Claims pending, or threatened, against any third party which, if successful, would in the reasonable business judgment of Seller evidence a material risk with respect to Seller's use of the White Cloud trademark in connection with Seller's performance of the White Cloud Arrangement with Wal*Mart.

                3.16. Contracts.

                     (a) Section 3.16 of Seller's Disclosure Memorandum sets forth all of the Material Contracts to which the Seller or any of the Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject (other than those specifically set forth in any other Section of Seller's Disclosure Memorandum or any Material Contracts made available to Buyer as set forth in Section 3.22 hereof); provided; however, in the case of Material Contracts to which the Seller is a party, only those Material Contracts which have or will be assumed in the Case are set forth in
Section 3.16 of Seller's Disclosure Memorandum.

                     (b) There have been delivered or otherwise made available to Buyer true and complete copies of all of the Material Contracts set forth in Section 3.16 of Seller's Disclosure Memorandum. All of the Material Contracts referred to in the preceding sentence (i) to which the Seller is a party and which are susceptible of assumption, upon the assumption thereof by the Seller pursuant to section 365 of the Bankruptcy Code, are valid and binding upon the Seller and, to Seller's knowledge, the other party or parties thereto in accordance with their terms and (ii) to which any Subsidiary is a party are valid and binding upon such Subsidiary and, to Seller's knowledge, the other party or parties thereto in accordance with their terms. Except as set forth in
Section 3.16(b) of Seller's Disclosure Memorandum or as will be cured upon the assumption of such Material Contract pursuant to section 365 of the Bankruptcy Code, neither the Seller nor any of the Subsidiaries is in default in any material respect under any of such Material Contracts, nor to the knowledge of Seller does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of Seller, no parties to any Material Contracts (other than the Seller or any Subsidiary) are in default thereunder in any respect nor does any condition exist that with notice or lapse of time or both would constitute such a default thereunder except where the existence of any such defaults (including the existence of any conditions that with notice or lapse of time would constitute defaults) could not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

                3.17. Tangible Property. To the knowledge of Seller, the facilities, machinery, equipment, furniture, buildings and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Seller or any of the Subsidiaries (the "Tangible Property") are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, and are suitable for their intended use.

                3.18. Intellectual Property.

                     (a) The Seller or a Subsidiary owns or is licensed or otherwise has the right to (i) with respect to such items that the Seller owns outright, sell, license and dispose of such items, without restriction, and (ii) with respect to such items with respect to which the Seller has a license, use and practice all Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Mask Works, Software and other proprietary rights (collectively, the "Intellectual Property") that are material to the businesses of the Seller and the Subsidiaries, the loss or cancellation of which would have a Material Adverse Effect on the Seller.

                     (b)  Section 3.18(b) of Seller's Disclosure
Memorandum lists (i) all Intellectual Property (other than unregistered Copyrights and Trademarks and Trade Secrets) owned by the Seller or any of the Subsidiaries, specifying as to each such item, as applicable: (A) the category of Intellectual Property; (B) the jurisdictions in which the item is issued or registered or in which any application for issuance has been filed, including the respective issuance, registration or application number; (C) the date of application, issuance or registration and the expiration date of the item; and
(D) with respect to any Trademarks, the class or classes of goods or services on which each such Trademark is or is intended to be used; and (ii) all material licenses, sublicenses and other agreements under which the Seller or any of the Subsidiaries is either a licensor or licensee of any Intellectual Property the cancellation or termination of which could have a Material Adverse Effect on the Seller (the "IP Licences"), specifying as to each such item, as applicable: (A) the category of Intellectual Property, (B) the licensor of such item, (C) the licensee of such item and (D) the term of such license agreement. The Seller heretofore has made available, or has caused the Subsidiaries heretofore to make available, to the Buyer true, correct and complete copies of all material documents evidencing Intellectual Property and IP Licenses (including all modifications, amendments and supplements thereto).

                     (c) None of the Seller, the Subsidiaries or, to the knowledge of Seller, any other party, is in breach of or default under any IP License (i) which will not (in the case of Seller) be cured under section 365 of the Bankruptcy Code pursuant to the Plan or (ii) which breach or default (in the case of either the Seller or the Subsidiaries) could have a Material Adverse Effect on the Seller. As of the Effective Date, each IP License will be valid and in full force and effect.

                     (d) Except as will be satisfied, waived or released in the Kimberly-Clark Settlement or the Procter & Gamble Settlement, no Claim is pending or, to the knowledge of the Seller, threatened, that challenges the validity, enforceability, ownership of or right (i) in the case of Intellectual Property owned by the Seller, to sell, license or dispose of any item of Intellectual Property, or (ii) in the case of the IP Licenses, the right to use or practice any item of Intellectual Property, nor to the knowledge of the Seller, are there any valid grounds for any such Claim.

                     (e) Except as will be released, satisfied or waived in the Kimberly-Clark Settlement or the Procter & Gamble Settlement, to the knowledge of the Seller, no item of Intellectual Property is subject to any outstanding Order, Contract or Claim restricting in any manner the use or the licensing thereof by the Seller or any of the Subsidiaries.

                     (f) Except for issues resolved by the Kimberly-Clark Settlement and the Procter & Gamble Settlement, to the knowledge of Seller, neither the Seller nor any of the Subsidiaries has infringed upon or otherwise violated the intellectual property rights of third parties or, except as set forth in Section 3.18(f) of Seller's Disclosure Memorandum, has received or has been the subject of any Claim, charge or notice alleging any such infringement or other violation which infringement, violation, alleged infringement or alleged violation could have a Material Adverse Effect on the Seller. To the knowledge of the Seller, the continued operation of the businesses of the Seller and the Subsidiaries as presently conducted will not infringe upon or otherwise violate any intellectual property rights of third parties, in a manner that could result in a Material Adverse Effect on the Seller.

                     (g) Neither Seller nor any of the Subsidiaries is in default under any provisions of the Kimberly-Clark Settlement or the Procter & Gamble Settlement.

                     (h) To the knowledge of Seller, the Seller or one of the Subsidiaries has the exclusive right to file, procure and maintain all applications and registrations with respect to the Intellectual Property owned by the Seller or any of the Subsidiaries.

                     (i) To the knowledge of Seller, all Patents and registered Trademarks and Copyrights held by the Seller or any of the Subsidiaries are presumed valid and subsisting. The Seller and the Subsidiaries have taken all necessary action to maintain and, in the case of Trade Secrets, protect each item of Intellectual Property owned or used by the Seller or any of the Subsidiaries.

                3.19. Title to Properties. The Seller and the Subsidiaries (a) have good and marketable title in fee simple to all real property owned by them (as reflected in the Identified SEC Documents) and valid leasehold interests in all leased real property leased by them (as reflected in the Identified SEC Documents), and (b) own outright and have good title to all of their properties, including all of the assets reflected on the Balance Sheet, free and clear of any Lien, except in the case of each of clauses (a) and (b) hereof for (i) Liens which will be released pursuant to the Plan; (ii) properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable or are being contested in good faith, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any assets which individually or in the aggregate are material to Seller; (iv) Liens securing Reorganized Paragon's obligations to its lenders in respect of the Exit Financing and (v) Liens set forth in Section 3.19 of Seller's Disclosure Memorandum (the Liens described in clauses (i) through (v) above being "Permitted Liens").

                3.20. Employee Benefit Plans.

                     (a) Section 3.20 of Seller's Disclosure Memorandum contains a true and complete list of each "material employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation and all other material employee benefit plans, agreements, programs, policies or other material arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Seller or any of the Subsidiaries has any present or future right to benefits or under which the Seller or any of the Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Benefit Plans."

                     (b) With respect to each Benefit Plan, the Buyer has made available to the Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument;
(ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by Seller to its employees concerning the extent of the benefits provided under a Benefit Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

                     (c) (i) Each Benefit Plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) to the knowledge of the Seller, no event has occurred and no condition exists that would subject the Seller or any of the Subsidiaries, either directly or by reason of its affiliation with any Commonly Controlled Entity (defined as any organization which is a member of a controlled group of organizations within the meaning of Code section 414(b), (c), (m) or
(o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iii) to the knowledge of the Seller, no "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) has occurred with respect to any Benefit Plan; (iv) each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) each Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (vi) except as provided in the TEEP Plan, for each Benefit Plan that is a "welfare plan" within the meaning of ERISA section 3(1), neither the Seller nor any of the Subsidiaries has nor will have any liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of the Seller beyond their termination of employment (other than coverage mandated by law); and (vii) no Benefit Plan is subject to Title IV of ERISA.

                     (d) With respect to any Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Seller's knowledge, threatened, and no facts or circumstances exist that could give rise to any such actions, suits or claims which individually or in the aggregate could have a Material Adverse Effect on the Seller.

                     (e) Except as set forth in Section 3.20(e) of the Seller's Disclosure Memorandum, no Benefit Plan exists that provides for, or to the Seller's knowledge could result in, the payment to any present or former employee of any Seller or any of the Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any Seller as a result of the transaction contemplated by this Agreement.

                     (f) With respect to each Benefit Plan, there are no funded post-petition benefit obligations for which contributions have not been made or properly accrued and there are no unfunded post-petition benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the Audited Financials except for such unfunded post-petition benefit obligations as could not, individually or in the aggregate, have a Material Adverse Effect on the Seller.

                3.21. Employee Relations. None of the Employees is represented by a union, and to the knowledge of the Seller no union organizing efforts are now being conducted. Neither the Seller nor any of the Subsidiaries has at any time during the last three years had, nor to the knowledge of any of the Seller, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor dispute.

                3.22. Insurance. Seller has heretofore made available for inspection to Buyer true and correct copies of all policies or binders of fire, liability, product liability, worker's compensation, directors and officers liability, vehicular and other insurance held by or on behalf of the Seller or any of the Subsidiaries and which are presently in effect. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and, to the knowledge of Seller, insure against risks and liabilities to an extent and in a manner customary in the industries in which the Seller and the Subsidiaries operate. Neither the Seller nor any of the Subsidiaries has received any notice of cancellation or non-renewal of any such policy or binder.

                3.23. Company Products. Except as set forth in Section 3.23 of Seller's Disclosure Memorandum, to the knowledge of Seller, there are no statements, citations or decisions by any Governmental Body specifically stating that any Company Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Body. Except as set forth in Section 3.23 of Seller's Disclosure Memorandum, there have been no recalls ordered by any such Governmental Body with respect to any Company Product. Except as set forth in Section 3.23 of Seller's Disclosure Memorandum, to the knowledge of any of the Seller, there is no (a) fact relating to any Company Product that may impose upon the Seller or any of the Subsidiaries a duty to recall any Company Product or a duty to warn customers of a defect or of any Hazardous Substance in any Company Product, (b) latent or overt design, manufacturing or other defect in any Company Product, (c) Company Product, the reasonably foreseeable use of which may expose any person to any Hazardous Substance or (d) material liability for warranty claims or returns with respect to any Company Product not fully reflected on the Audited or Interim Financials.

                3.24. Operations of the Company. Except as set forth in Section
3.24 of Seller's Disclosure Memorandum or as contemplated by this Agreement, since June 27, 1999 neither the Seller nor any of the Subsidiaries has:

                     (a) waived any material right under any Material Contract or other agreement of the type required to be set forth in Seller's Disclosure Memorandum;

                     (b) made any material change in its accounting methods or practices or made any material change in depreciation or amortization policies or rates adopted by it;

                     (c) materially changed any of its business policies, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

                     (d) except for inventory or equipment in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets or made any acquisition of all or any part of the properties, capital stock or business of any other person;

                     (e) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Material Contract or other agreement that is or was material to the properties, business, prospects, results of operations or financial condition of the Seller and its Subsidiaries;

                     (f)  entered into any Material Contract; or

                     (g) engaged in any other material transaction other than in the ordinary course of business.

                3.25. Projections. The projections relating to operations of the Seller and the Subsidiaries dated September 7, 1999 (the "Projections"), heretofore delivered by the Seller to the Buyer, have been prepared in good faith on a reasonable basis. The assumptions on which the Projections are based are consistent with past practices (including accounting practices) of the Seller and the Subsidiaries and with historical conditions applicable to the business of the Seller and the Subsidiaries. Except as set forth in Section 3.25 of the Seller's Disclosure Memorandum, to Seller's knowledge there is nothing to indicate that the Projections or the assumptions upon which they are based are not reasonable.

                3.26. Inventories. Since the Balance Sheet Date, the Inventories related to the Seller's and its Subsidiaries' business have been maintained in the ordinary course of business. After giving effect to any applicable reserves, all of the Inventories recorded on the Balance Sheet consist of, and all Inventories related to the business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the business consistent with past practices and are and will be in quantities reasonable for the normal operation of such business in accordance with past practice.

                3.27. Receivables. All Accounts Receivable (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are valid and fully collectible in the aggregate amount thereof, subject to trade discounts, less any applicable reserves recorded on the Balance Sheet. All Accounts Receivable arising out of or relating to the business at the Balance Sheet Date have been included in the Balance Sheet, in accordance with GAAP applied on a consistent basis.

           4. Representations and Warranties of the Buyer. Buyer represents and warrants to the Seller as follows:

                4.1. Due Organization and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it was organized and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

                4.2. Authority to Execute and Perform Agreement. Buyer has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and each and every agreement and instrument contemplated hereby to which Buyer is or will be a party and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer, and on the Closing Date each and every agreement and instrument contemplated hereby to which Buyer is a party will be duly executed and delivered by Buyer and (assuming due execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and each such other agreement and instrument will be valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. The execution and delivery by Buyer of this Agreement and each and every other agreement and instrument contemplated hereby to which Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the performance by Buyer of this Agreement and each such other agreement and instrument in accordance with their respective terms and conditions will not (a) violate any provision of Buyer's governing or organizational documents; (b) except for filings or approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder (the "HSR Act"), and the Investment Canada Act and the Competition Act of Canada (together, the "Canadian Acts"), if applicable, require Buyer to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Buyer is a party or by or to which Buyer or any of its properties is or may be bound or subject; or (d) violate any Law or Order of any Governmental Body applicable to Buyer.

                4.3. Purchase for Investment. Buyer is purchasing the Purchased Shares for its own account for investment and not with a view to public resale or distribution thereof.

                4.4. Plan Acknowledgment. The Plan in the form attached hereto as Exhibit C is satisfactory to Buyer in all material respects.

                4.5. Financing. At the Closing, the Buyer, together with its designees and assignees, considered together, will have the financial ability to purchase the Purchased Shares. The Buyer has delivered true and correct copies of commitments that it has heretofore received from potential assignees, which commitments have not been withdrawn or modified as of the date of this Agreement.

           5.   Covenants and Agreements.

                5.1. Conduct of Business. From the date hereof through the Closing Date, the Seller agrees that it (a) shall conduct its (and shall cause its Subsidiaries to conduct their) business in the ordinary course and, without the prior written consent of the Buyer, not to undertake any of the actions specified in Section 3.24; (b) shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to preserve intact its business relationships with third parties and (c) shall conduct its (and shall cause its Subsidiaries to conduct their) business in a manner such that the representations and warranties contained in Article 3 shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. The Seller shall give the Buyer prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of (i) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (ii) any covenant of Seller contained in this Agreement.

                5.2. Corporate Examinations and Investigations. Prior to the Closing Date, the Seller agrees that the Buyer shall be entitled, through their employees and representatives, including, without limitation, Paul, Weiss, Rifkind, Wharton & Garrison, Kenyon & Kenyon, and KPMG Peat Marwick (collectively, the "Representatives"), to make such investigation of the properties, businesses and operations of the Seller and the Subsidiaries, and such examination of the books, records and financial condition of the Seller and the Subsidiaries, as they wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Seller shall, and shall cause the Subsidiaries to, cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as they may wish of the affairs of the Seller and the Subsidiaries, the Seller shall make available and shall cause the Subsidiaries to make available to the Representatives during such period all such information and copies of documents concerning the affairs of the Seller and the Subsidiaries as the Representatives may reasonably request, shall permit the Representatives reasonable access to the properties of the Seller and the Subsidiaries and all parts thereof including access for the purpose of conducting sampling of the air, soil, surface water and groundwater and shall cause their officers, Employees, consul tants, agents, accountants and attorneys to cooperate fully with the Representatives in connection with such review and examination. The Seller shall make reasonably available and shall cause the Subsidiaries to make reasonably available to the Representatives during such period all reports, assessments, audits, reviews, plans, analyses and other documents or correspondence in the possession or control of the Seller or any of the Subsidiaries relating to the condition of the Environment, the effect of the operations of the Seller or any of the Subsidiaries on the Environment or the compliance of the Seller or any of the Subsidiaries with Safety and Environmental Laws. If this Agreement terminates,
(a) the Buyer shall keep confidential and shall not use in any manner any information or documents obtained from the Seller or the Subsidiaries concerning their properties, businesses and operations, unless (i) use or disclosure of such information or documents shall, based on the advice of its legal counsel, be required by applicable Law or Order of any Governmental Body, (ii) use or disclosure of such information or documents is reasonably required, based on the advice of its legal counsel, in connection with any Claim against or involving the Buyer or (iii) such information or documents are readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 5.2) or are already known or subsequently developed by the Buyer independently of any investigation of the Seller or the Subsidiaries; and (b) any documents obtained from the Seller or the Subsidiaries and all copies thereof shall be returned.

                5.3. Publicity. The parties will cooperate in the issuance of any press releases or otherwise in making any public statements with respect to the Contemplated Transactions. The parties further agree that no publicity release or public statement or public communication concerning this Agreement or the Contemplated Transactions shall be made without written advance approval thereof by the Seller and Buyer, which approval shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or any listing agreement with any national securities exchange.

                5.4. Expenses. Subject to the occurrence of the Closing hereunder, Reorganized Paragon shall bear the reasonable out-of-pocket expenses incurred by each party (including any assignee of the Buyer), in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including the reasonable fees and expenses of agents, representatives, counsel and accountants.

                5.5. Brokerage. The Seller represents and warrants to Buyer that, except for The Blackstone Group LP, no broker, finder, agent or similar intermediary (a "Broker") has acted on behalf of the Seller or any of the Subsidiaries in connection with this Agreement or the Contemplated Transactions, and that, except for a fee to The Blackstone Group LP payable pursuant to a Final Order of the Bankruptcy Court (the "Seller's Fee") there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller or any of the Subsidiaries, or any action taken by the Seller or any of the Subsidiaries. Buyer shall have no responsibility to pay the Seller's Fee.

                5.6. Required Consents. The Seller shall use commercially reasonable best efforts, prior to the Closing, to obtain all Required Consents and undertake all actions required pursuant to the Required Consents. Buyer shall not incur or be liable for any expenses, costs or obligations in connection therewith.

                5.7. Permit Transfers. The Seller shall use commercially reasonable best efforts, at and as of the Closing, to cause the transfer, reissuance or modification of any Material Permits or Material Environmental Permits to the extent that such is required to cause the Material Permits and Material Environmental Permits to remain in full force and effect in the possession of Reorganized Paragon or any of the Subsidiaries, as the case may be, after the Closing. Buyer shall not incur or be liable for any expenses, costs or obligations in connection therewith.

                5.8. Further Assurances. Each of the parties shall execute such Documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions. Each such party shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 6 and 7.

                5.9. Bankruptcy Covenants.

                     (a)  The Seller shall promptly provide the Buyer with
(i) proposed final drafts of all documents, motions, orders, filings or pleadings that the Seller proposes to file with the Bankruptcy Court which relate to the consummation or approval of the Plan, this Agreement or any provision therein or herein, and will provide the Buyer with reasonable opportunity to review such filings and (ii) copies of any written objections to the Plan or Disclosure Statement.

                     (b) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from either the Confirmation Order or the Order of the Bankruptcy Court approving the Disclosure Statement, the Seller shall promptly after becoming aware thereof notify the Buyer of such notice of appeal, request for a stay pending appeal or motion for reconsideration. The Seller shall also provide the Buyer with written notice (and copies) of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.

                5.10. Calculation of Cash Deficit and Cash Excess; Net Working Capital.

                     (a) For purposes of determining the principal amount of the New Notes to be issued under the Plan, the Cash Deficit and Cash Excess shall be determined as of the Measuring Date and shall be adjusted upward or downward, as the case may be, by (1) the amount by which the liabilities listed on Schedule 5.10 hereto are greater or less on the Measuring Date than the amounts set forth on Schedule 5.10 hereto and (2) any change in Seller's Net Working Capital from June 27, 1999. As used herein, the "Measuring Date" shall mean the last day of the fiscal month immediately preceding the fiscal month in which the Closing occurs, unless the Buyer and Seller agree to use a different date.

                     (b)  Seller's Net Working Capital as of the Measuring
Date (the "Measuring Date Working Capital"), will be calculated using the balance sheet (the "Measuring Date Balance Sheet"), substantially in the form attached hereto as Exhibit D, prepared by Seller in accordance with past practice and with the consultation and full participation of Buyer and as of the close of business on the Measuring Date. The Measuring Date Balance Sheet together with the calculation of the Measuring Date Net Working Capital shall be certified by the Seller's chief financial officer as having been prepared in accordance with the terms of this Agreement. The Measuring Date Balance Sheet shall (a) fairly present in all material respects the consolidated financial position of the Seller and the Subsidiaries as at the close of business on the Measuring Date in accordance with GAAP applied on a basis consistent with those used in the preparation of the Balance Sheet (but shall not include the footnotes and other disclosures normally required by GAAP), (b) include line items substantially consistent with those in the Balance Sheet, and (c) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Balance Sheet).

                     (c) Simultaneously with the delivery of the Measuring Date Balance Sheet, Seller will also prepare with the consultation and full participation of the Buyer and cause to be delivered to Buyer a calculation of the Cash Deficit or Cash Excess as of the Measuring Date (the "Measuring Date Statement"), in the form attached hereto as Exhibit E, together with a certificate from its chief financial officer certifying that the Measuring Date Statement has been prepared in accordance with the terms of this Agreement, and a schedule based on such Measuring Date Statement setting forth Seller's calculation of the projected Cash Deficit or Cash Excess as of the Measuring Date (the "Measuring Date Costs").

                     (d) Buyer and Seller agree that they will, and agree to cause their respective employees to, cooperate in good faith and assist in the preparation of the Measuring Date Statement and Measuring Date Balance Sheet and the calculation of Measuring Date Working Capital and Measuring Date Costs and in the conduct of the audits, reviews and negotiations referred to in this Section, including without limitation, making available their books, records, work papers and personnel.

           6. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of Buyer to enter into and complete the Closing is subject, at the option of Buyer acting in accordance with the provisions of Article 11 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyer:

                6.1. Representations and Covenants. All representations and warranties of the Seller contained in this Agreement (disregarding all qualifications and exceptions contained therein related to materiality) shall be true in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for such breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Seller. The Seller shall have performed and complied in all respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date, except for such breaches that, individually or in the aggregate, would not have a Material Adverse Effect on the Seller. The Seller shall have delivered to Buyer a certificate, dated the date of the Closing and signed by the Seller, to the foregoing effect.

                6.2. Consents and Approvals. All Required Consents shall have been obtained or deemed by operation of the Plan and/or the Confirmation Order to have been given and shall be in full force and effect, and Buyer shall have been furnished with evidence reasonably satisfactory to it that each such Required Consent has been either (i) expressly granted, or (ii) deemed, by operation of the Plan and/or the Confirmation Order, to have been given.

                6.3. Opinion of Counsel to the Seller. The Buyer shall have received the opinion of bankruptcy counsel to the Seller, dated the date of the Closing, addressed to Buyer, in the form of Exhibit A.

                6.4. HSR Act Filing; Canada Acts. Any person required in connection with the Contemplated Transactions to file a notification and report form in compliance with, or obtain any consent or approval required under, the HSR Act and/or the Canadian Acts shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.

                6.5. No Claims. No Claims shall be pending or, to the knowledge of the Buyer, the Seller or any of the Subsidiaries, threatened, before any

Governmental Body (including investigations instituted by the United States Department of Justice or the Federal Trade Commission in connection with antitrust regulations) to restrain or prohibit, or to obtain damages or a discovery order in respect of, this Agreement or the consummation of the Contemplated Transactions or which has had or may have, in the reasonable judgment of the Buyer, a Material Adverse Effect on the Seller.

                6.6. Confirmation Order. The Confirmation Order in form and substance satisfactory to the Buyer, shall have been entered by the Bankruptcy Court and shall not be stayed or reversed, ordered to be reconsidered, or, in any manner not approved by Buyer, amended or modified.

                6.7. Plan Confirmation. The Plan shall have been confirmed by January 15, 2000 and shall have become effective in accordance with its terms. Sections 7.5, 7.6, 9.5 (other than 9.5(b)), 9.6, 9.10, (other than 9.10(a)(ii)),
9.16(a), 9.22, 14.1, 14.2, 14.3, 14.4, 15.4, and any definition of New Notes,
New Securities, New Organizational Documents, Wellspring Investment Price, Wellspring Rights Offering, New Notes Amount, Warrants or Rights, of the Plan shall not have been modified or supplemented without the prior consent of the Buyer and the Plan shall otherwise be satisfactory to Buyer in all material respects.

                6.8. Management.  Senior management of Reorganized
Paragon shall be reasonably acceptable to Buyer (i.e., Reorganized Paragon shall retain at least the previously identified senior management team, with exception of Kevin Higgins and David W. Cole, which team presently includes Seller's present senior management, including those individuals currently covered by the TEEP Plan).

                6.9. No Material Adverse Change. No material adverse change (or event or condition that could result in a material adverse change) shall have occurred in Seller's or any of the Subsidiaries' business, condition (financial or otherwise), prospects, operations, assets or liabilities or in financial markets generally ("Material Adverse Change") between September 26, 1999 and the Effective Date.

                6.10. Overbid Order. The Overbid Order shall remain in full force and effect, and shall not have been stayed, vacated, modified or supplemented without Buyer's prior consent, and the Seller shall have complied with the terms of the Overbid Procedures and Overbid Order.

                6.11. Ordinary Course. Seller shall (and shall have caused its Subsidiaries to) have operated its business in the ordinary course consistent with past practices and substantially consistent with the Projections from September 26, 1999 through the Effective Date.

                6.12. Exit Financing. All conditions precedent to closing and initial borrowing under the Exit Financing (other than the occurrence of the Effective Date) shall have been satisfied or waived and the Exit Financing shall have been consummated in accordance with the material terms contained in the Financing Commitment Letter and the Exit Financing shall otherwise be reasonably satisfactory in form and substance to the Buyer in all material respects.

                6.13. Settlement Orders. The Kimberly-Clark Settlement Order and Procter & Gamble Settlement Order shall be Final Orders; provided, however, that if such Orders are not Final Orders on the Effective Date they shall be deemed Final Orders upon the occurrence of the Effective Date.

                6.14. Settlements. The Kimberly-Clark Settlement and the Procter & Gamble Settlement (including the licenses provided for therein) shall have been extended through the Effective Date and shall be in full force and effect.

                6.15. Exclusive Period. Seller shall have maintained its exclusive period to file and solicit acceptances of a plan through January 15, 2000, and Seller shall not have either (i) filed with the Bankruptcy Court a chapter 11 plan providing for the acquisition of Seller (or a substantial portion of its ownership or assets) by a person or entity other than Buyer, (ii) sought Bankruptcy Court approval of an acquisition of Seller (or a substantial portion of its ownership or assets) other than by Buyer, or (iii) except as described in the Plan, filed any amendment or modification to the chapter 11 plan for Seller dated August 24, 1999 (the "Standalone Plan") or any other chapter 11 plan providing for an internal reorganization of Seller, or obtained Bankruptcy Court approval of a disclosure statement for the Standalone Plan.

                6.16. PTB Canada. PTB Canada shall have retained $200,000, or such lesser amount as is required to satisfy its potential liabilities. (It is understood that PTB Canada shall dividend any excess cash to Seller for distribution pursuant to the Plan).

                6.17. Other Documents. The form and substance of each of the New Notes (whose material terms shall include, among other things, substantially the same terms as the material terms contained in Appendix 1), New Note Indenture (whose material terms shall include, among other things, substantially the same terms as the material terms contained in Appendix 1), Restated Bylaws, Restated Certificate of Incorporation, Registration Rights Agreement and Warrants, shall be satisfactory to Buyer in all material respects and all conditions precedent to the issuance by Reorganized Paragon of the New Notes and the Warrants other than the Closing hereunder shall have been satisfied.

           7. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller acting in accordance with the provisions of Article 11 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

                7.1. Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Buyer shall have delivered to the Seller a certificate, dated the date of the Closing and signed by an officer of Buyer, to the foregoing effect.

                7.2. Certain Consents and Approvals. The Required Consents shall have been obtained or deemed by operation of the Plan and/or the Confirmation Order to have been given and shall be in full force and effect.

                7.3. HSR Act Filing; Canadian Acts. Any person required in connection with the Contemplated Transactions to file a notification and report form in compliance with, or obtain any consent or approval required under, the HSR Act and/or the Canadian Acts shall have filed such form or requested such consent or approval and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated or the requisite consent or approval required thereby shall have been obtained without any material condition or limitation.

                7.4. Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and shall not be stayed or reversed, ordered to be reconsidered, or, in any manner not approved by Seller, amended or modified.

                7.5. New Securities Issued. All conditions precedent to the issuance of the New Notes and Warrants (other than the Closing hereunder) shall have been satisfied.

           8. Designation of Executory Contracts; Employment Agreements; Confirmation of Overbid Order and Auction.

                (a) The Buyer will have until thirty days before the Confirmation Hearing to designate in writing the previously nonassumed executory Contracts and unexpired Leases it wishes Seller to assume or reject, in addition to the executory contracts and unexpired leases that Seller shall have identified to the Buyer on or before thirty-five days before the Confirmation Hearing that it intends to assume or reject. The Seller has determined to reject all non-designated, nonassumed executory Contracts and unexpired Leases and to assume all designated executory Contracts and unexpired Leases.

                (b) Buyer shall use its good faith efforts to agree to mutually acceptable employment terms with the senior management team referred to in
Section 6.8 on or before one day before the Disclosure Statement Hearing; provided that if Buyer does not either (a) waive the condition set forth in
Section 6.8 on or prior to the scheduled Closing Date, or (b) agree to such employment terms on or before such date other than as a result of Seller's actions, Buyer shall waive its rights to the Termination Fee.

                (c) Seller agrees that (i) Buyer's bid is the best bid and that the Bid Deadline has passed and the Auction is concluded and (ii) other than sales to customers in the ordinary course of Seller's and its Subsidiaries' businesses, it shall not seek any higher or better offer for all or any portion of the Seller, its Subsidiaries or any of their respective assets or businesses unless this Agreement is terminated according to its terms.

           9. Monetization. Buyer shall use its best efforts (which shall not require Buyer to commit or expend its own funds) prior to the Effective Date to obtain third party financing for Reorganized Paragon if such third party financing is available on commercially reasonable terms that (i) will not, among other things, materially diminish the value of the New Common Stock and (ii) will not be materially different than the terms of the New Notes, in lieu of all or a portion of the New Notes (the "Monetization"), in each case in the determination of Seller and Buyer. Any Monetization shall be described in the form of a binding commitment delivered to the Seller not later than ten days prior to the Confirmation Hearing. Reorganized Paragon shall distribute the net cash proceeds of such Monetization, if any, pursuant to the Plan on the Effective Date or as soon thereafter as practicable in place of New Notes with a principal amount equal to such net cash proceeds. The Monetization shall not delay the occurrence of the Effective Date if all other conditions to the Effective Date are satisfied.

           10. Survival of Representations and Warranties of the Seller. Notwithstanding any right of the Buyer to investigate fully the affairs of the Seller and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement or in any documents delivered pursuant to this Agreement. All representations and warranties of the Seller contained in this Agreement shall terminate on the Closing Date.

           11.  Termination of Agreement.

                11.1. Termination. This Agreement may be terminated prior to the Closing as follows:

                     (a) at the election of the Seller, if any one or more of the conditions to the obligation of the Seller to close set forth in Article 7 has not been fulfilled as of the scheduled Closing Date;

                     (b) at the election of the Buyer, if any one or more of the conditions to the obligation of the Buyer to close set forth in Article 6 has not been fulfilled as of the scheduled Closing Date;

                     (c) at the election of the Buyer, if there is any injunction, stay, order, or decree of any nature of any Governmental Body of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the Contemplated Transactions;

                     (d) at the election of the Seller, if the Buyer has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured prior to the scheduled Closing Date;

                     (e) at the election of the Buyer, if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured prior to the scheduled Closing Date and which breach(es), individually or in the aggregate, would have a Material Adverse Effect on the Seller;

                     (f) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer;

                     (g) at any time after February 15, 2000, at the election of the Buyer, if by such date the Effective Date has not occurred; or

                     (h) at any time after January 15, 2000, at the election of Buyer, if by such date the Confirmation Order has not been entered.

           If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2.

                11.2. Survival After Termination; Expense Reimbursement and Termination Fee.

                     (a)  If this Agreement terminates pursuant to
Section 11.1 and the Contemplated Transactions are not consummated, this Agreement shall become null and void and have no further force or effect except that any such termination shall be without prejudice to the rights of (i) Buyer to receive the damages and payments described in Section 11.2(b) and 11.2(g) or
(ii) Seller to seek damages on account of the nonsatisfaction of the conditions set forth in Article 7 resulting from the material breach or violation of the representations, warranties, covenants or agreements of Buyer under this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.2 relating to the obligation of the Buyer to keep confidential and not to use certain information and data obtained by them from the Seller or the Subsidiaries, as the case may be, and to return documents to the Seller or the Subsidiaries, as the case may be, shall remain in full force and effect.

                     (b) The parties agree that if this Agreement is terminated under Section 11.1 for any reason other than (i) the occurrence of a Material Adverse Change, (ii) notwithstanding the reasonable efforts of Seller, the Plan is not confirmed or confirmable by the Bankruptcy Court or not consummated due to, as applicable, (x) failure to obtain the requisite votes accepting the Plan or (y) the Plan's failure to comply with the provisions of the Bankruptcy Code, (iii) pursuant to Sections 11.1(b), but only if the failure to satisfy such condition is as a result of the non-satisfaction of Section 6.4, which was not the result of the failure by Seller to make any timely filing or provide any required submission or information, 11.1(c) or 11.1(d), or (iv) pursuant to Sections 11.1(g) or 11.1(h), but only if the event specified in such Section has not occurred on or prior to the date giving rise to such termination right (and could not have occurred on or prior to the date of Buyer's termination pursuant thereto) solely as a result of an act of God, the Buyer shall be entitled at its option to either (1) the remedy of specific performance or (2) payment of a $2 million Termination Fee, which shall be in lieu of any Termination Fee provided under the Overbid Order and the Stipulation. Buyer shall not otherwise have the right to a Termination Fee arising from the confirmation of a chapter 11 plan providing for an internal reorganization of Seller.

                     (c) If Buyer elects to receive payment of the Termination Fee (in lieu of specific performance) under Section 11.2(b), such payment, together with the Expense Reimbursement, shall (i) be full consideration for the Buyer's efforts and expenses in connection with this Agreement and the Contemplated Transactions, including the substantial due diligence efforts of the Buyer and its professionals and advisors and (ii) constitute liquidated and agreed damages in respect of this Agreement and the Contemplated Transactions, and Seller and Reorganized Paragon shall have no further obligations under this Agreement or further liability to Buyer. The Buyer and Seller believe that it is impossible to determine accurately the amount of all damages that Buyer would incur by virtue of the failure to proceed with the Contemplated Transactions, and Buyer's sole and exclusive remedy for any such failure shall be to receive payment of the Expense Reimbursement and, at Buyer's election, either specific performance or the Termination Fee. Except as provided in this Section, Buyer shall have no right or remedy against Seller, at law or in equity, by reason of a breach by Seller of its obligation to proceed with the Contemplated Transactions.

                     (d) The Expense Reimbursement and Termination Fee shall constitute first priority administrative expenses of the Seller pursuant to sec tion 503(b) of the Bankruptcy Code.

                     (e) Notwithstanding anything herein to the contrary, in no event shall the aggregate of all damages for which Seller shall have an obligation to compensate Buyer in respect of any Claim or Claims for breach of this Agreement exceed the Termination Fee and Expenses Reimbursement.

                     (f) The Seller acknowledges that the Buyer would not have invested efforts in negotiating and documenting the Contemplated Transactions and incurring duties to pay its Representatives if the Buyer were not entitled to the Termination Fee plus Expense Reimbursement in accordance with the terms hereof.

                     (g) Seller, after consultation with the Creditors' Committee, the Equity Committee, Procter & Gamble and Kimberly-Clark, hereby acknowledges and reconfirms that the Buyer shall receive the Expense Reimbursement if this Agreement is terminated for any reason, except that Buyer shall only receive the Partial Expense Reimbursement if this Agreement is terminated pursuant to Section 11.1(d).

                     (h) If this Agreement is terminated by Seller pursuant to Section 11.1(d), Seller shall set-off the Partial Expense Reimbursement against damages (if any) which it may be awarded by Final Order against Buyer.

           12.  Mabesa; Dilution.

                (a) On the Effective Date, Reorganized Paragon and Buyer shall enter into an option agreement (the "Mabesa Option Agreement") which shall provide that if during the period commencing on the Effective Date and ending on the date which is three hundred and sixty-five days thereafter, Reorganized Paragon determines to cause its Subsidiary to exercise its option (the "Mabesa Option") to acquire up to an additional 34% of the shares of Groupo P.I. Mabe, S.A. de C.V., Buyer shall have the right to invest up to an additional $25 million (the "Mabesa Amount") to be used by Reorganized Paragon for such purpose. The Mabesa Option Agreement will also provide that the if Buyer invests the Mabesa Amount in

Reorganized Paragon, upon making such investment, Buyer and those persons who exercise preemptive rights shall acquire additional shares of New Common Stock attributable to the Mabesa Amount (the "Mabesa Shares") at a purchase price per share based on the price per share paid for the Purchased Shares hereunder. The Mabesa Shares will dilute, pro rata, the percentage of New Common Stock that will be issued (x) to Buyer and (y) to Classes 4 and 5 under the Plan. The Mabesa Option Agreement will provide that the investment of the Mabesa Amount will be on terms mutually acceptable to Buyer and Reorganized Paragon and that Buyer reserves the right to fund the exercise of the Mabesa Option in any other economically equivalent manner permitted under applicable law; provided, however, that such investment will be in a form which allows for the exercise of preemptive rights.

                (b) The New Common Stock to be purchased by Buyer and any New Common Stock purchased pursuant to the Rights Offering shall be subject to pro rata dilution pursuant to Section 12(a) and the Management Incentive Plan.

           13.  Miscellaneous.

                13.1. Certain Definitions.

                     (a) Capitalized terms used herein but not otherwise defined herein have the meaning assigned thereto in the Bankruptcy Code or in the Plan, as applicable. In addition to the terms defined above, as used in this Agreement, the following terms have the following meanings:

      "Accounts Payable" means all accounts payable of the Seller and the Subsidiaries, taken as a whole, whether arising under a Contract or otherwise.

      "Accounts Receivable" means any right to payment for goods sold or leased or for services rendered, whether arising under a Contract or otherwise.

      "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such person.

      "Auction" has the meaning set forth in the Overbid Order.

      "Bankruptcy Code" means title 11 of the United States Code, as amended from time to time, as applicable to the Case.

      "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under section 2075 of title 28 of the United States Code, as applicable to the Case.

      "Bid Deadline" has the meaning set forth in the Overbid Order.

      "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

      "Cash Deficit" means the amount, if any, by which the amount of (a) Exit Financing Costs and other closing expenses (not to exceed $2 million), Monetization costs, the amount of any proceeds of sales or other dispositions of assets out of the ordinary course consummated after October 14, 1999 (with the exception of the Macon equipment line sale to Groupo P.I. Mabe, S.A. de C.V.), reductions in capital expenditures from the amount included in the Projections (such amount to be determined in consultation with Buyer), the amount of any income tax refunds not included in the Projections, any payments after October 14, 1999 in respect of indebtedness of PMI to Seller in excess of $2.9 million, and Allowed Administrative Claims (exclusive, however, of the Assumed Liabilities listed on Schedule 13.1 hereto), including without limitation all bankruptcy-related professional fees,1/ "confirmation bonuses," and paid and estimated pro rated 1999 tax liabilities, (b) Priority Tax Claims and Other Priority Claims, and (c) Priority Claims and Class 2 Claims (secured) paid in cash or reinstated by Reorganized Paragon ((a), (b) and (c), above, collectively, the "Cash Deductions") exceeds cash available for distribution under the Plan on the Effective Date.

      "Cash Excess" means the amount, if any, by which the amount of cash available for distribution on the Effective Date exceeds the Cash Deductions.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Products" means all goods manufactured by the Seller or any of its Subsidiaries.

      "Confirmation Date" means the date that the Confirmation Order is entered by the Bankruptcy Court.

      "Confirmation Hearing" means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code on confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

      "Confirmation Order" means the Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

--------
1/ Non-ordinary course professionals shall submit an estimate of their total unpaid fees and expenses at least 10 days prior to the date of the Confirmation Hearing.

      "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

      "Creditors Committee" means the Official Committee of Unsecured Creditors appointed in the Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code, on or about January 16, 1998, as reconstituted from time to time.

      "DIP Credit Agreement" means that certain Debtor in Possession credit facility approved by the Bankruptcy Court by interim order dated January 21, 1998 and Final Order dated January 30, 1998, as provided under the Revolving Credit and Guaranty Agreement dated as of January 7, 1998, among the Debtor, as borrower, certain subsidiaries of the Debtor, as guarantors, and the DIP Bank Agent, as agent for the lenders thereunder, as amended by the First Amendment, dated January 30, 1998, the Second Amendment, dated March 23, 1998, the Third Amendment, dated April 15, 1998, the Fourth Amendment, dated September 28, 1998, and the Fifth Amendment, dated as of June 14, 1999, and as thereafter amended in accordance with its terms up to and including the Effective Date, or the agreement or other documents evidencing any successor or replacement postpetition financing facility, and all documents related thereto.

      "Disclosure Statement" means the disclosure statement, including all exhibits, appendices and attachments thereto, filed in connection with the Plan and approved by Order of the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code, as such statement may be amended or supplemented from time to time.

      "Disclosure Statement Hearing" means the hearing held by the Bankruptcy Court to consider approval of the Disclosure Statement, as such hearing may be adjourned or continued from time to time.

      "D&O Insurance" means tail coverage for a period of six years under Seller's existing or comparable directors and officers insurance policy covering its current directors and officers.

      "D&O Insurance Cost" means the cost of the D&O Insurance.

      "Effective Date" means the first Business Day following satisfaction of the conditions precedent to the effectiveness of the Plan specified in the Plan (subject to the terms of this Agreement), unless otherwise waived as provided in the Plan (subject to the terms of this Agreement), or such other date fixed by the Seller upon notice to the Bankruptcy Court.

      "Employee" means any individual employed by the Seller or any of the Subsidiaries.

      "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

      "Equity Committee" means the Official Committee of Interest Holders appointed in the Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code, on or about November 2, 1998, as reconstituted from time to time.

      "Exit Financing" means a working capital line of credit for post-Effective Date operations that provides for a committed facility of not less than $75 million (subject to borrowing availability) as of the Effective Date (including the DIP Credit Agreement, if reinstated pursuant to the Plan).

      "Exit Financing Costs" means all fees and expenses payable on or prior to the Effective Date in connection with the Exit Financing pursuant to the Financing Commitment Letter.

      "Expense Reimbursement" has the meaning set forth in the Overbid Order.

      "Final Order" means an order or judgment of the Bankruptcy Court that has not been reversed, stayed, modified or amended and as to which the time to appeal or seek review, rehearing, reargument or certiorari has expired and as to which no appeal or petition for review, rehearing, reargument, stay or certiorari is pending, or as to which any right to appeal or to seek certiorari, review, or rehearing has been waived, or, if an appeal, reargument, petition for review, certiorari or rehearing has been sought, the order or judgment of the Bankruptcy Court that has been affirmed by the highest court to which the order was appealed or from which the reargument, review or rehearing was sought, or certiorari has been denied, and as to which the time to take any further appeal or seek further reargument, review or rehearing has expired.

      "Financing Commitment Letter" means the commitment and/or agreement from financial institutions with respect to a revolver/working capital facility (not for purposes of the Monetization and which would be undrawn on the Effective Date except for purposes of funding the Cash Deficit) of at least $75 million (subject to borrowing availability) that would be available to Reorganized Paragon on the Effective Date. A copy of the Financing Commitment Letter is attached hereto as Exhibit B.

      "Hazardous Substance" means any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste regulated under or defined by any Safety and Environmental Law.

      "IRS" means the Internal Revenue Service.

      "Internet Assets" means any internet domain names and other computer user identifiers and any rights in and to sites on the world wide web including rights in and to any text, graphics, audio and video files, and html or other code incorporated in such sites.

      "Inventories" means all of the inventory of the Seller and its Subsidiaries including without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the business of the Seller and its Subsidiaries; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by the Seller and its Subsidiaries.

      "Kimberly-Clark" means Kimberly-Clark Corporation, a Delaware corporation.

      "Kimberly-Clark Settlement" means the settlement agreement dated March 19, 1999, as amended through the date of this Agreement, by and between the Seller and Kimberly-Clark (including all exhibits thereto and any related agreements).

      "Kimberly-Clark Settlement Order" means the Order of the Bankruptcy Court authorizing and approving the Kimberly-Clark Settlement.

      "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

      "Management Employment Agreement" means the existing or superseding employment contracts agreed to between Seller's senior management and Buyer.

      "Management Incentive Plan" means the equity incentive plan for members of Reorganized Paragon's management on terms which are otherwise mutually acceptable for Seller and Buyer in substantially the form set forth in Appendix 2.

      "Mask Works" has the meaning set forth in section 901(a)(2) of Title 17 of the United States Code.

      "Material Contract" means (i) any (x) Lease for real property or (y) Lease for personal property, in each case requiring aggregate payments after Closing of $250,000 or more; (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets that has a term of at least one year and that requires aggregate payments after Closing of $250,000 or more; (iii) any contract that requires aggregate payments after Closing of $250,000 or more;
(iv) any sales, distribution or other similar contracts not entered into in the ordinary course providing for the sale by the Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that requires aggregate payments after Closing of $250,000 or more; or (v) any partnership, joint venture or other similar Contract.

      "Net Working Capital" means Accounts Receivable plus Inventories less Accounts Payable (including checks issued but not cleared) as determined in accordance with GAAP as consistently applied.

      "New Note Indenture" means the indenture, dated as of the Effective Date, executed by Reorganized Paragon and the New Note Indenture Trustee, pursuant to which the New Notes will be issued, which Indenture will contain terms substantially similar to the summary of terms contained on Appendix 1 annexed hereto.

      "New Note Indenture Trustee" means any person denominated as the trustee in the New Note Indenture.

      "New Notes" means, collectively, the notes to be issued on or after the Effective Date by Reorganized Paragon pursuant to the New Note Indenture in the principal amount of $160,000,000, as adjusted in accordance with the Note Adjustment provisions of the Plan.2/ The principal terms of the New Notes are attached hereto as Appendix 1.

      "Overbid Order" means that certain Order entered by the Bankruptcy Court on July 13, 1999 approving the Expense Reimbursement and Termination Fee and "Overbid Procedures" (as defined therein); as modified by that certain Stipulation approved by the Bankruptcy Court on September 13, 1999 and the commitment letter between Wellspring Capital Management LLC and Seller dated October 14, 1999.

      "Overbid Procedures" means the Overbid Procedures approved by the Overbid Order as amended or modified from time to time with the consent of the Buyer and Seller.

      "PMI" means Paragon-Mabesa International, S.A. de C.V.

--------
2/ Alternatively, Reorganized Paragon would issue $150 million of New Notes (subject to the Monetization and the Note Adjustment) in substantially the form set forth in Appendix 1 hereto, with the exception that the interest rate for such New Notes shall not be the rate provided in Appendix 1 but, instead, shall be the prevailing market rate for high-yield notes rated "B" on the most recent weekly rating date prior to the Effective Date, as reported by Salomon Smith Barney, rounded down to the nearest 1/8th. Seller, after consultation with the Creditors Committee, Procter & Gamble, Kimberly-Clark and the Equity Committee, shall elect whether to accept this alternate form of the New Notes on or prior to the second day prior to the Disclosure Statement Hearing.

      "PTB Canada" means Paragon Trade Brands (Canada) Inc., a Canadian corporation.

      "Partial Expense Reimbursement" means $565,000, representing fees, costs and expenses included in the Expense Reimbursement which were incurred (i) on or prior to October 14, 1999 and (ii) in connection with the Wellspring Commitment (as defined in the Overbid Order) and the satisfaction of the conditions thereof.

      "Patents" means any foreign or United States patents and patent applications including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

      "person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

      "Petition Date" means January 6, 1998.

      "Plan" means the Second Amended Plan of Reorganization, dated November 15, 1999, for the Seller, and all exhibits and supplements hereto, as amended or modified by the Proponents (as defined in the Plan) in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules and the terms of this Agreement, pursuant to which the Contemplated Transactions will be consummated in accordance with the terms of this Agreement. A copy of the Plan is attached hereto as Exhibit C.

      "Procter & Gamble" means The Procter & Gamble Company, an Ohio corporation.

      "Procter and Gamble Settlement Agreement" means the settlement agreement dated February 2, 1999, as amended through the date of this Agreement, by and between the Seller and P&G (including all exhibits thereto and any related agreements).

      "Procter and Gamble Settlement Order" means the Order of the Bankruptcy Court authorizing and approving the Procter and Gamble Settlement Agreement.

      "property" or "properties" means real, personal or mixed property, tangible or intangible.

      "Restated Bylaws" means the bylaws of Reorganized Paragon, as amended and restated in connection with the Plan.

      "Restated Certificate of Incorporation" means the certificate of incorporation of Reorganized Paragon, as amended and restated in connection with the Plan, which shall provide that holders of New Common Stock will have the right to participate on a pro rata basis in any offering of New Common Stock by Reorganized Paragon on the same terms and conditions as Buyer, including, without limitation, with respect to the Mabesa Amount (the "Preemptive Rights"), provided that Buyer shall have no obligation to invest the Mabe S.A. Amount or any portion thereof.

      "Rights" means the rights to purchase shares of New Common Stock for a purchase price based upon the Buyer's purchase price in accordance with the principal terms set forth on Appendix 4.

      "Rights Offering" has the meaning set forth in Appendix 4.

      "Safety and Environmental Laws" means all Laws and Orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of Hazardous Substances into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss. 121 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss. 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C.ss. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C.ss. 300f et seq., the Oil Pollution Act of 1990, 33 U.S.C.ss. 2701 et seq., and analogous state acts.

      "Seller's Disclosure Memorandum" means the disclosure memorandum of even date herewith delivered by the Seller to the Buyer in connection with the execution and delivery of this Agreement by the parties hereto.

      "Software" means any computer software programs, source code, object code, data and documentation.

      "TEEP Plan" means that certain top eight executives incentive plan authorized and approved by Final Order of the Bankruptcy Court dated August 10, 1998.

      "Termination Fee" has the meaning set forth in the Overbid Order.

      "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

      "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

      "Wal*Mart" means Wal*Mart Stores, Inc.

      "Warrants" means warrants to purchase New Common Stock of Reorganized Paragon which shall contain terms substantially similar to the summary of terms contained on Appendix 3.

      "Weyerhaeuser" means Weyerhaeuser Company, a Washington corporation.

      "White Cloud Arrangement" means the placement of orders by Wal*Mart, and Seller's or Reorganized Paragon's fulfillment of such orders for diaper products manufactured under the "White Cloud" trademark or any understanding or agreement between Wal*Mart and Seller or Reorganized Paragon as to the placement of such orders and the fulfillment thereof.

                     (b) The following capitalized terms are defined in the following Sections of this Agreement:

Term                                                Section
----                                                -------
Audited Financials                                    3.8
Balance Sheet                                         3.8
Balance Sheet Date                                    3.8
Bankruptcy Court                                   Recitals
Benefit Plan                                         3.20
Broker                                                5.5
Buyer                                              Preamble
Canadian Acts                                         4.2
Case                                               Recitals
Claims                                               3.15
Closing                                               1.1
Closing Costs                                       5.10(e)
Closing Date                                           2
Closing Statement                                   5.10(e)
Code                                                3.10(f)
Commonly Controlled Entity                          3.20(c)
Contemplated Transactions                             3.1
Contracts                                            3.13
ERISA                                                3.20
Exchange Act                                          3.7

Term                                                Section
----                                                -------
Governmental Bodies                                  3.11
HSR Act                                               4.2
Identified SEC Documents                              3.7
Intellectual Property                               3.18(a)
Interim Financials                                    3.8
IP Licenses                                         3.18(b)
Laws                                                 3.11
Liabilities                                           3.8
Mabesa Amount                                         12
Mabesa Shares                                         12
Mabesa Option                                         12
Mabesa Option Agreement                               12
Material Adverse Change                               6.9
Material Adverse Effect on Seller                     3.1
Material Environment Permits                        3.14(a)
Material Permits                                     3.12
Measuring Date                                      5.10(a)
Measuring Date Balance Sheet                        5.10(b)
Measuring Date Costs                                5.10(c)
Measuring Date Statement                            5:10(c)
Measuring Date Working Capital                      5.10(b)
Monetization                                           9
New Common Stock                                   Recitals
Orders                                               3.11
Permits                                              3.12
Permitted Liens                                      3.19
Projections                                          3.25
Purchase Price                                        1.1
Purchased Shares                                      1.1
Real Properties                                     3.14(c)
Reorganized Paragon                                Recitals
Representatives                                       5.2
Required Consents                                    3.13
SEC                                                   3.7
SEC Documents                                         3.7
Seller                                             Preamble
Sellers' Fee                                          5.5
Seller's Termination Fee                            11.2(d)
Standalone Plan                                      6.15
Subsidiaries                                          3.2
Tangible Property                                    3.17
Taxes                                               3.10(a)


                13.2. Consent to Jurisdiction and Service of Process. All disputes arising out of or related to this Agreement, including, without limitation, any dispute relating to the interpretation, meaning or effect of any provision hereof, will be resolved in the Bankruptcy Court and the parties hereto each submit to the exclusive jurisdiction of the Bankruptcy Court for the purpose of adjudicating any such dispute.

                13.3.Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                     (i)  if to the Buyer, to:

                          PTB Acquisition Company, LLC
                          c/o Wellspring Capital Management, LLC
                          620 Fifth Avenue
                          New York, New York 10020-1579

                          Attention:  David C. Mariano
                          Telephone:  (212) 332-7555
                          Facsimile:  (212) 332-7575

                          with a copy to:

                          Paul, Weiss, Rifkind, Wharton & Garrison
                          1285 Avenue of the Americas
                          New York, New York 10019-6064

                          Attention:  Robert Drain, Esq.
                          Telephone:  (212) 373-3000
                          Facsimile:  (212) 757-3990

                     (ii) if to the Seller, to:

                          Paragon Trade Brands, Inc.
                          180 Technology Parkway
                          Norcross, Georgia  30092

                          Attention:  General Counsel
                          Telephone:  (678) 969-5000
                          Facsimile:  (678) 969-4000
                          with a copy to:

                          Alston & Bird LLP
                          One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia  30309

                          Attention:  Alexander W. Patterson, Esq.
                          Telephone:  (404) 881-7000
                          Facsimile:  (404) 881-7777

                          and

                          Willkie Farr & Gallagher
                          787 Seventh Avenue
                          New York, New York  10019

                          Attention:  Myron Trepper, Esq.
                          Telephone:  (212) 728-8000
                          Facsimile:  (212) 728-8111

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                13.4. Entire Agreement. This Agreement and any other collateral agreements executed in connection with the consummation of the Contemplated Transactions (including, without limitation, the Overbid Order) contain the entire agreement among the parties with respect to the purchase of the Purchased Shares and supersede all prior agreements, written or oral, with respect thereto.

                13.5. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or any documents delivered pursuant to this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                13.6. Governing Law. This Agreement shall be governed and construed in accordance with (a) the laws of the State of New York applicable to agreements made and to be performed entirely within such State and (b) any applicable provisions of the Bankruptcy Code.

                13.7. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law, except that Buyer may assign its rights hereunder to any of its affiliates, to any successor to all or substantially all of its business or assets or to any bank or other financial institution that may provide financing for the Contemplated Transactions.

                13.8. Usage. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitation."

                13.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                13.10. Exhibits and Schedules; Cross References. The Exhibits, Schedules and Seller's Disclosure Memorandum are a part of this Agreement as if fully set forth herein and all references to this Agreement shall be deemed to include the Exhibits, Schedules and Seller's Disclosure Memorandum. All references herein to Sections, Exhibits, Schedules and Seller's Disclosure Memorandum shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any fact or item in any Schedule hereto or in any Section of Seller's Disclosure Memorandum referenced by a particular Section in this Agreement shall not be deemed disclosed with respect to any other Section or Schedule or in any other section of Seller's Disclosure Memorandum unless an explicit cross-reference appears indicating the other Sections or Schedules to which such fact or item also relates.

                13.11. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                13.12. Interpretation. The parties acknowledge and agree that:
(i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

                13.13. Severability of Provisions.

                     (a) If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby.

                     (b) If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                13.14. Assignment by Buyer. Subject to, and without limiting Buyer's obligation to timely consummate this Agreement in accordance with its terms, the parties acknowledge and agree that the Buyer may assign its right to purchase any or all of the Purchased Shares to one or more assignees upon written notice to the Seller at any time prior to the Closing, subject only to such assignee confirming in writing to the Seller as follows:

                     (a) Such assignee is duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it was organized and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

                     (b) Such assignee agrees to assume the obligations of the Buyer to purchase the Purchased Shares assigned to such assignee.

                     (c) Such assignee has the full legal right and power and all authority and approvals required to enter into, execute and deliver its assumption confirmation and to perform fully its obligations hereunder and thereunder. Such assumption confirmation has been duly executed and delivered by such assignee, and is a valid and binding obligation of such assignee enforceable against such assignee in accordance with its terms. The execution and delivery by such assignee of such assignment confirmation, the consummation of the transactions contemplated thereby and the performance by such assignee of its obligations thereunder will not (a) violate any provision of such assignee's governing or organizational documents; (b) except for filings under the HSR Act, require such assignee to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (c) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which such assignee is a party or by or to which such assignee or any of its properties is or may be bound or subject; or (d) violate any Law or Order of any Governmental Body applicable to such assignee.

                     (d) Such assignee is purchasing the Purchased Shares assigned to it for its own account for investment and not with a view to public resale or distribution thereof.

                13.15. Seller's Knowledge. For purposes of any representation or warranty of Seller set forth in this Agreement, the words "to Seller's knowledge" or "to the knowledge of Seller" shall mean the actual knowledge as of the date of such representation or warranty of any of the persons identified on
Schedule 13.15 hereto.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                     BUYER:

                                     PTB ACQUISITION COMPANY, LLC


                                     By: /s/ David C. Mariano
                                     ------------------------
                                     Name:  David C. Mariano
                                     Title: President and Treasurer


                                     SELLER:

                                     PARAGON TRADE BRANDS, INC.


                                     By: /s/ Alan J. Cyron
                                     ---------------------
                                     Name:  Alan J. Cyron
                                     Title: Chief Financial Officer

           The undersigned hereby agrees that it shall cause the Buyer to pay, or that it shall pay, any damages to which the Seller may be entitled in the event that the foregoing Stock Purchase Agreement is terminated by the Seller pursuant to Section 11.1(d) thereof.

                                     WELLSPRING CAPITAL MANAGEMENT LLC


                                     By: /s/ David C. Mariano
                                     ------------------------
                                     Name:  David C. Mariano
                                     Title: President and Treasurer

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